Exhibit 99.1

Symyx Technologies Reports Second Quarter 2008 Financial Results
and Updates Outlook

--Full-Year Net Loss per Share Revised to ($0.29)-($0.23) from Previous Range of ($0.34) – ($0.28)

Santa Clara, CA, July 30, 2008 – Symyx Technologies, Inc. (Nasdaq: SMMX) today announced financial results for the second quarter ended June 30, 2008.

Symyx’s second quarter results include:

---Revenue: $40.7 million
---Loss per share: ($0.05)
---Cash and cash equivalents: $88 million

Commenting on the quarter, Isy Goldwasser, Symyx’s Chief Executive Officer, said, “We are pleased with our second quarter performance, highlighted by continuing revenue growth and a narrowing of our second quarter loss to a better than expected $0.05 per share. We continue to execute in 2008 and to maintain our focus on returning Symyx to sustained profitability as we drive to deliver a strong second half of 2008 and build momentum for 2009.”

 “We are also pleased with the increase in our cash balance from $71 million at the close of the first quarter to $88 million for the second quarter, driven primarily by solid renewals in Symyx Software, higher revenue, generally lower expenses and capital expenditures, good collections and effective cash management,” added Chief Financial Officer Rex Jackson. “We will continue our efforts to improve our cost structure in the second half of the year.”

Symyx Second Quarter 2008 Financial Results

Second quarter 2008 revenue includes, by business area:

	Three Months Ended June 30,
	2008	2007

Symyx Research	$10,030	$13,341
Symyx Tools	6,545	6,924
Symyx Software	24,076	5,292
Total	$40,651	$25,557

Symyx’s second quarter results do not include approximately $2.0 million of second quarter 2008 deferred revenue related to MDL Information Systems, Inc. (MDL), acquired in the fourth quarter of 2007, which Symyx cannot recognize under generally accepted accounting principles (GAAP).  If included as revenue, this deferred revenue would have contributed approximately $0.04 per share to Symyx’s operating results.  Expenses include non-cash amortization of intangibles from acquisitions of approximately $0.06 per share, and non-cash, stock-based compensation expense of approximately $0.02 per share.

Symyx Third Quarter and Full Year 2008 Financial Outlook

For the third quarter of 2008, Symyx forecasts revenue of $40-$44 million, and net income (loss) per share of ($0.02)-$0.03. Symyx’s forecast does not include approximately $1 million of MDL’s third quarter 2008 deferred revenue Symyx cannot recognize under GAAP.  If included as revenue, this deferred revenue would contribute approximately $0.02 per share to Symyx’s operating results.  Expenses include approximately $0.06 per share of amortization of acquisition-related intangibles, and non-cash, stock-based compensation expenses of approximately $0.02 per share.

Symyx confirms its full year 2008 projected GAAP revenue range of $165-175 million, and is improving its net loss outlook to $(0.29)-$(0.23) per share; the previous range was an estimated loss of ($0.34)-$(0.28) per share.  Symyx’s full year projections do not include an estimated $7 million of MDL’s 2008 deferred revenue Symyx cannot recognize under GAAP, which if included as revenue, would contribute approximately $0.14 per share to symyx's operating results for the year.  Symyx’s estimates of non-cash amortization of intangibles from acquisitions (approximately $0.23 per share), and non-cash stock-based compensation expenses (approximately $0.08 per share) for the full year are included.

Conference Call and Webcast

Messrs. Goldwasser and Jackson will host a live audio webcast to discuss Symyx’s financial results and 2008 outlook today at 5 p.m. Eastern, 2 p.m. Pacific.  The webcast and an accompanying slide show presentation will be available through the investors section of Symyx’s website at www.symyx.com.  For audio only, the dial-in numbers are 877-591-4956 (U.S. and Canada) and 719-325-4874 (international).  Interested parties may access a replay, which will be available for approximately two weeks on Symyx’s website or by dialing 888-203-1112 (U.S. and Canada) and 719-457-0820 (international), reservation 6347270.  The webcast and audio are open to all interested parties.

About Symyx
Symyx Technologies, Inc. is the scientific R&D integration partner to companies in the life sciences, chemicals, energy, electronics and consumer products industries. With scientific R&D under tremendous economic and technical pressure, Symyx helps companies reduce R&D risk and enhance R&D productivity to help them bring more and better products to market quickly and cost-effectively. Symyx’s integrated technology platform combines electronic laboratory notebooks, content, laboratory logistics and analysis available from Symyx Software, software-driven integrated workflows available from Symyx Tools and collaborative research and directed services from Symyx Research to support the entire R&D process. Information about Symyx, including reports and other information filed by Symyx with the Securities and Exchange Commission, is available at www.symyx.com.

Forward-Looking Statements
The statements in this press release under the heading “Symyx Third Quarter and Full Year 2008 Financial Outlook” are forward-looking statements under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are based upon Symyx’s current expectations, and involve risks and uncertainties.  Symyx’s actual results could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (1) failure to execute under existing contracts in order to recognize committed revenue as planned; (2) inaccurate assessment of demand for existing and new offerings or failure to close new contracts with customers as forecasted; (3) failure to transition customers to the recently released Isentris platform and Symyx electronic notebook products as quickly as estimated or to execute on software development roadmaps as planned, (4) Symyx’s ability to close a venture opportunity in the third quarter of 2008 on terms acceptable to us or at all, (5) risks inherent in organization and leadership changes; (6) risks inherent in acquisitions, significant restructurings and subsequent integration efforts; (7) general economic conditions, in particular downturns in the chemical, energy, life science or consumer products industries; and (8) risks associated with international sales and operations.  These and other risk factors are discussed under "Risk Factors" in Symyx’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008 filed with the SEC on May 12, 2008. Symyx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements, except as the law may require.

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For more information:
Rex S. Jackson
Executive Vice President and CFO
Symyx Technologies, Inc.
(408) 773-4000
ir@symyx.com

Symyx is a registered trademark of Symyx Technologies, Inc. All rights reserved. All other trademarks mentioned in this document are the property of their respective owners.